Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Joel Brooks	Brian Ritchie
Chief Financial Officer	(brian.ritchie@fd.com)
(jbrooks@senesco.com)	(212) 850-5683
(732) 296-8400

NYSE AMEX ACCEPTS SENESCO TECHNOLOGIES’ PLAN OF COMPLIANCE

NEW BRUNSWICK, N.J. (January 19, 2010) –Senesco Technologies, Inc. (the “Company” or “Senesco”) (NYSE Amex: SNT) announced today that on January 14, 2010, it received notice from the NYSE Amex LLC (“NYSE”) stating that the exchange had accepted the Company’s compliance plan and granted it an extension until April 29, 2011 to regain compliance with the NYSE’s continued listing standards.  As previously disclosed, Senesco is not in compliance with Section 1003(a)(iii) of the NYSE company guide with stockholder’s equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.  Based on this, the Company submitted a plan advising the NYSE of action it will take, that the Company believes would bring Senesco into compliance with the NYSE’s continued listing standards by the end of the extension period.

During the extension period, the Company remains subject to periodic review by NYSE Staff. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Senesco being delisted from the NYSE.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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